                                                                     Exhibit 3.2


                     CERTIFICATE OF THE DESIGNATION OF THE
                       POWERS, PREFERENCES AND RELATIVE,
            PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF THE
         13 1/4% SERIES A SENIOR EXCHANGEABLE PREFERRED STOCK AND THE
   13 1/4% SERIES B SENIOR EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS OR RESTRICTIONS THEREOF
--------------------------------------------------------------------------------
                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware
--------------------------------------------------------------------------------

          Tuesday Morning Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated December 29, 1997, duly approved and adopted the following resolution (the "Resolution"):

          RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of two series of Preferred Stock of the Company, designated as 13 1/4% Series A Senior Exchangeable Preferred Stock of the Company, par value $0.01 per share, and 13 1/4% Series B Senior Exchangeable Preferred Stock of the Company, par value $0.01 per share, having the designations, preferences, relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution, as follows:

          SECTION 1.  Designation and Amount.  The designations for the two
                      ----------------------
series of Preferred Stock authorized by this Resolution shall be the 13 1/4% Series A Senior Exchangeable Preferred Stock, par value $0.01 per share (the "Series A Senior Preferred Stock") and the 13 1/4% Series B Senior Exchangeable Preferred Stock, par value $0.01 per share (the "Series B Senior Preferred Stock" and together with the Series A Senior Preferred Stock, the "Senior Exchangeable Preferred Stock"). The initial liquidation preference of the Senior Exchangeable Preferred Stock is $100.00 per share and the original issue price for each such share is $100.00. The issue price per share or liquidation preference of the Senior Exchangeable Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Company. The number of shares constituting such Series A Senior Preferred Stock shall be 500,000, consisting of an initial issuance of 250,000 shares of Series A Senior Preferred Stock and 250,000 shares of Series A Senior Preferred Stock, if the Company elects to pay dividends in additional shares of Series A Senior Preferred Stock. The number of shares constituting such Series B Senior Preferred Stock shall be 500,000, to be registered under the

Securities Act of 1933, as amended, and exchanged for the outstanding Series A Senior Preferred Stock and to be issued as dividends if the Company elects to pay dividends in additional shares of Series B Senior Preferred Stock.

          SECTION 2.  Dividends.  (a)  Holders of the outstanding shares of
                      ---------
Senior Exchangeable Preferred Stock (the "Holders") will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Senior Exchangeable Preferred Stock at an annual rate of 13 1/4% (the "Dividend Rate"). All dividends will be cumulative, whether or not earned or declared, from the Issuance Date and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 1998, to Holders of record on the March 1, June 1, September 1 and December 1 immediately preceding the relevant Dividend Payment Date. On or before December 15, 2002, the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends, provided, however, that if the Company pays dividends in additional shares of Senior Exchangeable Preferred Stock, Holders of Series A Senior Preferred Stock shall be paid in additional shares of Series A Senior Preferred Stock and Holders of Series B Senior Preferred Stock shall be paid in additional shares of Series B Senior Preferred Stock. After December 15, 2002, dividends shall be paid only in cash. If any dividend (or portion thereof) payable on any Dividend Payment Date on or before December 15, 2002 is not declared or paid in full in cash or in shares of Senior Exchangeable Preferred Stock as described above on such Dividend Payment Date, the amount of the accumulated and unpaid dividend will bear interest at the Dividend Rate, compounding quarterly from such Dividend Payment Date until paid in full. If any dividend (or portion thereof) payable on any Dividend Payment Date after December 15, 2002 is not declared or paid in full in cash on such Dividend Payment Date, the amount of the accumulated and unpaid dividend that is payable and that is not paid in cash on such date will bear interest at the Dividend Rate, compounding quarterly from such Dividend Payment Date until paid in full. Dividends shall cease to accumulate in respect of the shares of Senior Exchangeable Preferred Stock on the Exchange Date or on the Redemption Date unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Senior Exchangeable Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the Redemption Date.

          (b) All dividends paid with respect to shares of the Senior Exchangeable Preferred Stock pursuant to Section 2(a) of this Certificate of Designation shall be paid pro rata to the Holders entitled thereto.

          (c) Nothing contained in this Certificate of Designation shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Senior Exchangeable Preferred Stock at any time.

          (d) Holders shall be entitled to receive the dividends provided for in
Section 2(a) of this Certificate of Designation (including any accumulated and unpaid cash dividends on the Senior Exchangeable Preferred Stock) in preference to and in priority over any cash dividends (including accumulated and unpaid dividends) upon any of the Junior Securities.

          (e) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Senior Exchangeable Preferred Stock. If full dividends are not so paid, the Senior Exchangeable Preferred Stock will share dividends pro rata with the Parity Securities. No dividends shall be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on any issued and outstanding Senior Exchangeable Preferred Stock; provided, however, the Company may repurchase, redeem or otherwise acquire or retire for value the Management Stock in accordance with
Section 8(b).

          (f) Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record of the Senior Exchangeable Preferred Stock on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

          (g) Each fractional share of Senior Exchangeable Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Senior Exchangeable Preferred Stock pursuant to Section 2(a), and all such dividends with respect to such outstanding fractional shares shall accumulate at the Dividend Rate and shall be payable in the same manner and at such times as provided for in Section 2(a) with respect to dividends on each outstanding share of Senior Exchangeable Preferred Stock.

          (h) Dividends payable on the Senior Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable.

          SECTION 3.  Liquidation Preference.  Upon any voluntary or involuntary
                      ----------------------
liquidation, dissolution or winding-up of the Company, Holders will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Senior Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, thereon (including by way of a deemed increase in liquidation value) to the date fixed for liquidation, dissolution or winding-up

(including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-
up), before any distribution is made on any Junior Securities, including, without limitation, on any common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Exchangeable Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Senior Exchangeable Preferred Stock and the holders of the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the liquidation preference, together with all accumulated and unpaid dividends, to which each is entitled. After payment of the full amount of the liquidation preference and accumulation and unpaid dividends to which they are entitled, Holders will not be entitled to any further participation in any distribution of assets of the Company. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

          The liquidation preference with respect to each outstanding fractional share of Senior Exchangeable Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payments with respect to each outstanding full share of Senior Exchangeable Preferred Stock.

          SECTION 4.  Exchange.  (a)  The Company may, at its option, subject to
                      --------
the conditions described below, on any scheduled Dividend Payment Date, exchange the Senior Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures. At least 30 and not more than 60 days prior to the date fixed for exchange, the Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state:

          (i) that the Company has elected to exchange the Senior Exchangeable Preferred Stock into Exchange Debentures pursuant to this Certificate of Designation;

          (ii)   the date of such exchange (the "Exchange Date");

          (iii) that the Holder is to surrender to the Company, at the place or places and in the manner designated in the Exchange Notice, its certificate or certificates representing the shares of Senior Exchangeable Preferred Stock;

          (iv) that dividends on the shares of Senior Exchangeable Preferred Stock to be exchanged shall cease to accumulate at the close of business on the day prior to the Exchange Date, whether or not certificates for shares of Senior Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date, unless the Company shall default in the delivery of Exchange Debentures; and

          (v) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Senior Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date.

          On the Exchange Date, if the conditions set forth in clauses (A) through (F) below are satisfied and if the exchange is then permitted under the Exchange Indenture, the Company shall issue Exchange Debentures in exchange for the Senior Exchangeable Preferred Stock as provided in the next paragraph, provided that: (A) on the Exchange Date there are no accumulated and unpaid dividends on the Senior Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (B) there shall be legally available funds sufficient for the exchange to occur (including, without limitation, legally available funds sufficient therefor under Section 160 and 170 (or any successor provisions) of the General Corporation Law of the State of Delaware); (C) no Voting Right Triggering Event has occurred and is continuing at the time of such exchange; (D) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, and no Default or Event of Default would exist under any material instrument governing Indebtedness outstanding of the Company at the time of such exchange;
(E) the Exchange Indenture shall have been qualified under the Trust Indenture Act, if qualification is required; and (F) the Company shall have delivered to the Debenture Trustee, a written Opinion of Counsel, dated the Exchange Date, regarding the satisfaction of the conditions set forth in clauses (A) through
(E).  In the event that any of the conditions set forth in clauses (A) through
(F) of the preceding sentence are not satisfied on the Exchange Date, then no shares of Senior Exchangeable Preferred Stock shall be exchanged, and in order to effect an exchange as provided for in this Section 4, the Company shall be required to fix another date for the exchange and issue a new Exchange Notice and the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

          (b) Upon any exchange pursuant to this Section 4, Holders shall be entitled to receive, subject to the provisions hereof, $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate of the liquidation preference of the Senior Exchangeable Preferred Stock and all accumulated and unpaid dividends thereon, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon for the period from the immediately preceding Dividend Payment Date to the day prior to the Exchange Date; provided that the Company shall pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000 and provided further that the Exchange Debentures will be issuable only in denominations of $1,000 and integral multiples thereof.

          (c) On or before the Exchange Date, each Holder shall surrender the certificate or certificates representing such shares of the Senior Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of the Senior Exchangeable Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Exchange Notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures as aforesaid. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

          (d) If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Debentures Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders as stockholders of the Company shall cease (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the Exchange Date and cash in lieu of any Exchange Debenture that is in a principal amount less than $1,000), and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as a registered holder or holders of such Exchange Debentures as of the Exchange Date.

          SECTION 5.  Voting Rights.  (a)  Holders, except as otherwise required
                      -------------
under the laws of the State of Delaware or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (b) If (i) dividends on the Senior Exchangeable Preferred Stock are in arrears and unpaid (and if with respect to dividends payable for periods beginning after December 15, 2002, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive); (ii) the Company fails to discharge its obligation to redeem the Senior Exchangeable Preferred Stock on the Mandatory Redemption Date or fails to otherwise discharge any redemption obligation with respect to the Senior Exchangeable Preferred Stock; (iii) the Company fails to make a Change in Control Offer if such offer is required by the provisions set forth under Section 8 below or fails to purchase shares of Senior Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to the Change in Control Offer; (iv) a breach or violation of any other provisions contained in Section 8 hereof occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Senior Exchangeable Preferred Stock then outstanding; or (v) the Company or any Restricted Subsidiary fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $10,000,000 or more at any time, then the holders of the majority of the then outstanding Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect the lesser of two directors of the Board of Directors or at least 25% of the Board of Directors. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Senior Exchangeable Preferred Stock are paid in full (and with respect to dividends payable for periods beginning after December 15, 2002, paid in cash) and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event."

          (c) The Company shall not modify, change, affect or amend the Certificate of Incorporation or this Certificate of Designation to affect materially and adversely the specified rights, preferences, privileges or voting rights of the Holders of the Senior Exchangeable Preferred Stock, or authorize the issuance of any additional shares of Senior Exchangeable Preferred Stock, without the affirmative vote or consent of Holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Company shall not authorize, create (by way of reclassification or otherwise) or issue (i) any Parity Securities, or any obligation or security convertible into or evidencing the right to purchase any Parity Securities, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Senior Exchangeable Preferred Stock and (ii) any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of the Senior Exchangeable Preferred Stock, in each case voting or consenting, as the case may be, as one class.

          (d) Immediately after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to Section 5(b) or if vacancies shall exist in the offices of directors elected by the Holders, a proper officer of the Company shall call a special meeting of the Holders for the purpose of electing the directors which such Holders are entitled to elect. Any such meeting shall be held at the earliest practicable date, and the Company shall provide Holders with access to the lists of Holders, pursuant to the provisions of this Section 5(d). At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Senior Exchangeable Preferred Stock shall be required to constitute a quorum of such Holders.

          (e) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining directors elected by the Holders unless and until such vacancy shall be filled by the Holders.

          (f) In any case in which the Holders shall be entitled to vote pursuant to this Section 5 or pursuant to the General Corporation Law of the State of Delaware, each Holder shall be entitled to one vote for each share of Senior Exchangeable Preferred Stock held.

          (g) Holders of at least a majority of the then outstanding shares of Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, separately as a class, may waive compliance with any provision of this Certificate of Designation.

          Further, Holders are entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation if the amendment would increase or decrease the par value of the shares of, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Except as set forth above, (i) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities, including the designation of series thereof within the existing class of Preferred Stock of the Company, or (ii) the increase or decrease in the amount of authorized Capital Stock of any class, including any Preferred Stock of the Company, shall not require the consent of the Holders and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders.

          SECTION 6.  Redemption.  (a)  Optional Redemption.  (i)  The Senior
                      ----------
Exchangeable Preferred Stock will be redeemable (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at the election of the Company, as a whole or from time to time in part, at any time on or after December 15, 2002 on not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as a percentage of the then effective liquidation preference thereof) set forth below, plus, without duplication, all accumulated and unpaid dividends, if any, to the date of redemption (the "Redemption Date") (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date), if redeemed during the 12-month period beginning on December 15 of the years indicated below.


                Year                        Redemption Price
                -----                       ----------------
                2002.................               109.938%
                2003.................               106.625%
                2004.................               103.313%
                2005 and thereafter                 100.000%


          (ii) In addition, at any time prior to December 15, 2001, the Company may at its option redeem for cash all, but not less than all, of the outstanding Senior Exchangeable Preferred Stock within 20 days of a Public Equity Offering with the net proceeds of such offering at a redemption price per share equal to 113.25% of the aggregate liquidation preference thereof, together with, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date), subject to the right of Holders of record on the relevant record date to receive dividends due on a Dividend Payment Date.

          (iii) No optional redemption may be authorized or made unless on or prior to such redemption full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Senior Exchangeable Preferred Stock. If less then all the Senior Exchangeable Preferred Stock is to be redeemed, the particular shares to be redeemed will be determined pro rata, except that the Company may redeem such shares held by any holder of fewer than 100 shares without regard to such pro rata, redemption requirement. If any Senior Exchangeable Preferred Stock is to be redeemed in part, the Redemption Notice that relates to such Senior Exchangeable Preferred Stock shall state the portion of the liquidation preference to be redeemed. New shares of the same Series of Senior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original shares of Senior Exchangeable Preferred Stock and, unless the Company fails to pay the redemption price on the Redemption Date, after the Redemption Date dividends will cease to accumulate on the Senior Exchangeable Preferred Stock called for redemption.

           (b) Mandatory Redemption. The Company shall redeem all outstanding Senior Exchangeable Preferred Stock (subject to the legal availability of funds therefor) in whole on the redemption date of December 15, 2009 (the "Mandatory Redemption Date"), at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends, if any, to the date of redemption.

          (c) Procedure for Redemption. (i) Not more than 60 and not less then 30 days prior to any Redemption Date, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the Senior Exchangeable Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

           (A) the Redemption Price;

           (B) whether all or less than all the outstanding shares of the Senior Exchangeable Preferred Stock are to be redeemed and the total number of shares of such Senior Exchangeable Preferred Stock being redeemed;

           (C) the number of shares of Senior Exchangeable Preferred Stock held by the Holder that the Company intends to redeem;

           (D) the Redemption Date;

           (E) that the Holder is to surrender to the Company, at the place or places, which shall be designated in such Redemption Notice, its certificates representing the shares of Senior Exchangeable Preferred Stock to be redeemed;

           (F) that dividends on the shares of the Senior Exchangeable Preferred Stock to be redeemed shall cease to accumulate on the day prior to such Redemption Date unless the Company defaults in the payment of the redemption price; and

           (G) the name of any bank or trust company performing the duties referred to in subsection (c)(v) below.

          (ii) On or before the Redemption Date, each Holder of Senior Exchangeable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Senior Exchangeable Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iii) Unless the Company defaults in the payment in full of the redemption price, dividends on the Senior Exchangeable Preferred Stock called for redemption shall cease to accumulate on the day prior to the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest.

          (iv) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Senior Exchangeable Preferred Stock called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.

          (v) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the Senior Exchangeable Preferred Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least 100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the Holders of the shares so called for redemption shall look only to the Company for payment thereof.

          SECTION 7.  Ranking.  The Senior Exchangeable Preferred Stock shall,
                      -------
with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Company, rank (a) senior to all classes of common stock, the Series B Preferred, and to each other class of Capital Stock or series of preferred stock of the Company, established after the Issuance Date by the Board of Directors, the terms of which expressly provide that it ranks junior to the Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Securities"); (b) subject to the approval of the Holders in accordance with
Section 5(c) hereof, on a parity with each other class of Capital Stock or series of preferred stock established after the Issuance Date by the Board of Directors the terms of which expressly provide that such class or series will rank on a parity with the Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (c) subject to the approval of the Holders in accordance with Section 5(c) hereof, junior to each class of Capital Stock or series of preferred stock established after the Issuance Date by the Board of Directors and the terms of which do not expressly provide that such class or series will rank junior to, or on a parity with, the Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

           SECTION 8.  Certain Additional Provisions.
                       -----------------------------

          (a) Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) if at the time of such incurrence (i) no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof and (ii) the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness for which internal financial statements are available, taken as one period (and after giving pro forma effect to (A) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (B) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (C) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 2.0 to 1.0.

          (b) Limitations on Restricted Payments. (I) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

           (i) declare or pay any dividend on, or make any distribution to the holders of any Parity Securities or Junior Securities (other than dividends or distributions payable solely in shares of Qualified Capital Stock (other than Senior Securities) or in options, warrants or other rights to purchase shares of Qualified Capital Stock (other than Senior Securities));

           (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Parity Securities or Junior Securities or any Capital Stock of the Company or any Affiliate of the Company or any options, warrants or other rights to acquire Parity Securities or Junior Securities or such Capital Stock (other than such options, warrants or rights owned by the Company or a wholly owned Restricted Subsidiary);

           (iii) declare or pay any dividend on, or make any distribution to holders of any shares of Capital Stock of any Restricted Subsidiary (other than to the Company or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis); or

           (iv) make any Investment (other than any Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution),
(1) no Voting Rights Triggering Event shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 8(a) and (3) the aggregate amount of all Restricted Payments declared or made after the Issuance Date shall not exceed the sum of:

           (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after the Issuance Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

           (B) the aggregate net cash proceeds received after the Issuance Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

           (C) the aggregate net cash proceeds received after the Issuance Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

           (D) to the extent that any Investment constituting a Restricted Payment that was made after the Issuance Date is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to (I) the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment, or (II) with respect to solely any Restricted Payment to be made pursuant to clause (iv) of this paragraph (a), the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) in excess of the amount in (I), plus

           (E)  $5,000,000.

          (II) Notwithstanding paragraph (I) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v) and (vi) below) at the time of and after giving effect thereto no Voting Rights Triggering Event has occurred and is continuing:

           (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (I) above;

           (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock (other than Senior Securities) of the Company;

           (iii) the repurchase, redemption or other acquisition or retirement for value of shares of Management Stock; provided that (1) the Company is required, by the terms of written agreements between the Company and each of Lloyd L. Ross and Jerry M. Smith as in effect on the Issuance Date, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $25,000,000 in the aggregate;

           (iv) the repurchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company from employees who have died (or their estates or beneficiaries) or whose employment has been terminated; provided that such payment shall not exceed $1,500,000 in any twelve-month period, excluding any amounts used to repurchase, redeem, acquire or retire for value shares of Capital Stock of the Company pursuant to clause (iii) above;

           (v) repurchases of Capital Stock of the Company (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options; and

           (vi) the issuance by the Company of shares of Preferred Stock as dividends paid in kind on the Preferred Stock of the Company outstanding on the Issuance Date or on shares of Preferred Stock so issued as payment-in-kind dividends, such dividends made pursuant to the terms of the certificate of designation or the certificate of incorporation, as the case may be, for such Preferred Stock as in effect on the Issuance Date.

The actions described in clauses (i), (ii), (iii), (iv) and (v) of this paragraph (II) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (II) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (I) above and the actions described in clause (vi) of this paragraph (II) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (II) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (I).

          (III) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, pay any cash dividends on any shares of Capital Stock of the Company which shall rank junior to the Senior Exchangeable Preferred Stock until such time as the Notes have received a rating from Moody's of at least "B1" or higher.

          (c) Change in Control. If a Change in Control shall occur at any time, then each Holder of Senior Exchangeable Preferred Stock shall have the right to require that the Company purchase such Holder's Senior Exchangeable Preferred Stock, in whole or in part, at a purchase price in cash (a "Change in Control Payment") in an amount equal to 101% of the liquidation preference of such Senior Exchangeable Preferred Stock, plus accumulated and unpaid dividends, if any, to the date of purchase, pursuant to the offer described below (the "Change in Control Offer") and the other procedures set forth herein.

          Within 30 days following any Change in Control, the Company will mail a notice to each Holder of Senior Exchangeable Preferred Stock with a copy to the Transfer Agent, with the following information: (i) a Change in Control Offer is being made pursuant to this Section 8(c) of this Certificate of Designation, and that all Senior Exchangeable Preferred Stock properly tendered pursuant to such Change in Control Offer will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 75 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change in Control Payment Date");
(iii) any Senior Exchangeable Preferred Stock not properly tendered will remain outstanding and continue to accumulate dividends; (iv) unless the Company defaults in the payment of the Change in Control Payment, all Senior Exchangeable Preferred Stock accepted for payment pursuant to the Change in Control Offer will cease to accumulate dividends on the Change in Control Payment Date; (v) Holders electing to have any shares of Senior Exchangeable Preferred Stock purchased pursuant to a Change in Control Offer will be required to surrender such shares, properly endorsed for transfer, to the Transfer Agent for the Senior Exchangeable Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date; (vi) Holders will be entitled to withdraw their tendered shares of Senior Exchangeable Preferred Stock and their election to require the Company to purchase such shares, provided that the Transfer Agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the aggregate liquidation preference of the Senior Exchangeable Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Senior Exchangeable Preferred Stock and his election to have such shares of Senior Exchangeable Preferred Stock purchased; and (vii) that holders whose shares of Senior Exchangeable Preferred Stock are being purchased only in part will be issued new shares of Senior Exchangeable Preferred Stock equal in aggregate liquidation preference to the unpurchased portion of the shares of Senior Exchangeable Preferred Stock surrendered, which unpurchased portion must be equal to $1,000 in aggregate liquidation preference or an integral multiple thereof.

          On the Change in Control Payment Date, the Company shall, to the extent permitted by law, (i) accept for payment all shares of Senior Exchangeable Preferred Stock or portions thereof properly tendered pursuant to the Change in Control Offer, (ii) deposit with the Transfer Agent an amount in cash equal to the aggregate Change in Control Payment in respect of all shares of Senior Exchangeable Preferred Stock or portions thereof so tendered and (iii) deliver, or cause to be delivered, to the Transfer Agent for cancellation the shares of Senior Exchangeable Preferred Stock so accepted together with an Officers' Certificate stating that such shares of Senior Exchangeable Preferred Stock or portions thereof have been tendered to and purchased by the Company. The Transfer Agent shall promptly mail to each holder of Senior Exchangeable Preferred Stock the Change in Control Payment for such Senior Exchangeable Preferred Stock, and the Transfer Agent shall promptly mail to each holder new shares of Senior Exchangeable Preferred Stock equal in aggregate liquidation preference to any unpurchased portion of Senior Exchangeable Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date.

          The Company shall not, and shall not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under the Senior Credit Agreement or under Indebtedness as in effect on the Issuance Date) that would materially impair the ability of the Company to make a Change in Control Offer to purchase the Senior Exchangeable Preferred Stock or, if such Change in Control Offer is made, to pay for the Senior Exchangeable Preferred Stock tendered for purchase.

          Prior to making a Change in Control Offer, the Company shall terminate all commitments and repay in full all Indebtedness under the Senior Credit Agreement and the Notes, respectively, and shall have obtained the requisite consents under the Senior Credit Agreement and the Indenture to permit the purchase of the Senior Exchangeable Preferred Stock as provided for herein.

          (d) Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (i) shall not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly owned Restricted Subsidiary) and (ii) shall not permit any Person (other than the Company or a wholly owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this provision shall not prohibit (A) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions herein, (B) the ownership by other Persons of Qualified Capital Stock (other than Preferred Stock) issued prior to the time such Restricted Subsidiary became a Subsidiary of the Company that was neither issued in contemplation of such Subsidiary becoming a Subsidiary nor acquired at that time or (C) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

          (e) Consolidation, Merger and Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

           (i)    either (a) the Company shall be the continuing corporation or
      (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

           (ii) the Senior Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Senior Exchangeable Preferred Stock had immediately prior to such transaction with respect to the Company;

           (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing;

           (iv) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity, as the case may be) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to
      Section 8(a) of this Certificate of Designation; and

           (v) the Company or the Surviving Entity shall have delivered to the Transfer Agent an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition comply with this Certificate of Designation.

          The Surviving Entity shall file an appropriate certificate of designation with respect to the preferred stock referred to in clause (ii) above with the Secretary of State (or similar public official) of the jurisdiction under whose laws it is organized. In such event, the Company shall be released from its obligations under this Certificate of Designation.

          (f) Reports and Other Information. The Company shall file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13 or 15 of the Exchange Act. The Company shall also (a) file with the Transfer Agent, and provide to each holder of Senior Exchangeable Preferred Stock, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Senior Exchangeable Preferred Stock promptly upon written request.

          SECTION 9.  No Reissuance of Senior Exchangeable Preferred Stock.
                      ----------------------------------------------------
None of the shares of Senior Exchangeable Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued.

          SECTION 10.  Business Day.  If any payment or redemption shall be
                       ------------
required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

          SECTION 11.  Transfer Restrictions.  (a)  The Series A Senior
                       ---------------------
Preferred Stock will bear a legend to the following effect (as applicable) unless otherwise agreed by the Company and the Holder thereof:

           THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE

           ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF
           (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT ("RULE 144A")) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN "OFFSHORE TRANSACTION" PURSUANT TO RULE 903 OR 904 OF REGULATION S, (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OR THIS SECURITY) AND THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAWS (THE "RESALE RESTRICTION TERMINATION DATE"), OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO RULE 904 OF REGULATION S, (E) TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT (AND IF ACQUIRING THE SECURITIES FROM SUCH AN ACCREDITED INVESTOR,
           IS ACQUIRING SECURITIES HAVING AN AGGREGATE PRINCIPAL AMOUNT OF NOT LESS THAN $100,000), OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE

           REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRANSFER AGENT AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D),
           (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRADED, EXCHANGED OR OTHERWISE TRANSFERRED UNTIL (I) JUNE 15, 1998, (II) THE OCCURRENCE OF A CHANGE IN CONTROL; (III) THE DATE ON WHICH A PREFERRED STOCK REGISTRATION STATEMENT IS DECLARED EFFECTIVE;
           (IV) IMMEDIATELY PRIOR TO ANY REDEMPTION OF SENIOR EXCHANGEABLE PREFERRED STOCK BY THE COMPANY WITH THE PROCEEDS OF A PUBLIC EQUITY OFFERING; OR (V) SUCH EARLIER DATE AS DETERMINED BY MERRILL LYNCH IN ITS SOLE DISCRETION (THE DATE OF THE OCCURRENCE OF AN EVENT SPECIFIED IN CLAUSES (I)-(V) BEING THE "SEPARATION DATE").

           (b) The Transfer Agent shall refuse to register any transfer of Series A Senior Preferred Stock in violation of the restrictions contained in the legend provided for in Section 11(a).

          (c) The legend provided for in Section 11(a) may be removed if the Series A Senior Preferred Stock has been registered pursuant to a Preferred Stock Shelf Registration Statement under the Securities Act. Unlegended Series B Senior Preferred Stock may be issued in exchange for Series A Senior Preferred Stock pursuant to a Preferred Stock Exchange Offer.

          (d) At any time after the later of the Separation Date and 40 days following the Issuance Date, upon receipt by the Transfer Agent and the Company of a certificate substantially in the form of Exhibit A hereto, the Transfer Agent shall authenticate and deliver one or more shares of unlegended Series A Senior Preferred Stock in the place of shares of legended Series A Senior Preferred Stock.

          (e) In connection with proposed transfers of Series A Senior Preferred Stock described in Exhibit B or Exhibit C, the Transfer Agent or the Company may require the transferor or transferee, as the case may be, to deliver the appropriate letter attached hereto as Exhibit B or C. Each Holder of Series A Senior Preferred Stock shall notify the Company or the Transfer Agent in the event of any transfer by such Holder of any shares of Series A Senior Preferred Stock to a foreign transferee.

          SECTION 12.  Definitions.  As used in this Certificate of Designation,
                       -----------
the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

          "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or (c) any executive officer or director of any such specified Person or other Person or (d) with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Average Life" means, as of the date of determination with respect to any Indebtedness or Senior Exchangeable Preferred Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) or liquidation value payment of such Indebtedness or Senior Exchangeable Preferred Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

          "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee of such board.

          "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the Issuance Date.

          "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of this Certificate of Designation, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

          "Cash Equivalents" means: (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody's or any successor rating agency; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million.

          "Change in Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the Company that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the Company, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Company having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the Company having a majority of the total voting power of the Board of Directors; (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under Section 8(b) of this Certificate of Designation and
(ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving or transferee corporation and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the surviving or transferee corporation that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the surviving or transferee corporation, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Surviving Entity having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the surviving or transferee corporation having a majority of the total voting power of the elected Board of Directors; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 8(e) of this Certificate of Designation.

          "Change in Control Offer" has the meaning specified in Section 8(c) hereof.

          "Change in Control Payment" has the meaning specified in Section 8(c) hereof.

          "Change in Control Payment Date" has the meaning specified in Section 8(c) hereof.

          "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

          "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether outstanding on the Issuance Date or issued after the Issuance Date, and includes, without limitation, all series and classes of such common stock.

          "Company" means the Person named as the "Company" in the first paragraph of this Certificate of Designation until a successor Person shall have become such pursuant to the applicable provisions of this Certificate of Designation, and thereafter "Company" shall mean such successor Person.

          "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, and (f) for purposes of calculating Consolidated Adjusted Net Income under Section 8(b) of this Certificate of Designation, any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period.

          "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, in each case, for such period to (b) the Consolidated Interest Expense for such period.

          "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, without duplication, (1) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) amortization of debt issuance costs, plus
(b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries during such period, plus (c) cash dividends due (whether or not declared) on Preferred Stock by the Company and any Restricted Subsidiary, plus (d) cash dividends due (whether or not declared) on Redeemable Capital Stock by the Company and any Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP, less (2) interest on the Exchange Debentures outstanding on the Exchange Date paid in kind with Exchange Debentures and on Exchange Debentures so issued as payment in kind interest, all in accordance with the Exchange Indenture as in effect on the Issuance Date; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

          "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses of the Company and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

          "corporation" includes corporations, associations, companies and business trusts.

          "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

          "Debenture Guarantee" means any guarantee of the obligations of the Company under the Exchange Indenture and the Exchange Debentures by any Restricted Subsidiary in accordance with the provisions of the Exchange Indenture.

          "Dividend Payment Date" means each March 15, June 15, September 15 and December 15 of each year on which dividends shall be paid or are payable, any Redemption Date and any other date on which dividends in arrears may be paid.

          "Dividend Rate" has the meaning specified in Section 2(a) hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

          "Exchange Date" has the meaning specified in Section 4(a) hereof.

          "Exchange Debentures" means the 13 1/4% Subordinated Exchange Debentures due 2009 of the Company issuable in exchange for the Senior Exchangeable Preferred Stock, at the option of the Company, plus any additional Exchange Debentures issued in lieu of cash interest, pursuant to the Exchange Indenture as in effect on the Issuance Date.

          "Exchange Indenture" means the Indenture dated as of December 29, 1997 among the Company, the Subsidiary Debenture Guarantors and United States Trust Company of New York, as trustee, relating to the Exchange Debentures.

          "Exchange Notice" has the meaning specified in Section 4(a) hereof.

          "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States consistently applied, that are in effect on the Issuance Date.

          "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

          "Headquarters Facility" means the headquarters facility and warehouse of the Company as of the Issuance Date located in Dallas, Texas.

          "Holder" has the meaning specified in Section 2(a) hereof.

          "Indebtedness" means, with respect to any Person, without duplication,
(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements, (f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset and the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Designation, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

          "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

          "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

          "Issuance Date" means the date on which the Senior Exchangeable Preferred Stock is originally issued under this Certificate of Designation.

          "Junior Securities" has the meaning specified in Section 7 hereof.

          "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

          "Management Stock" means the Capital Stock of the Company and the options to acquire Capital Stock of the Company owned by Lloyd L. Ross and Jerry
M. Smith as of the Issuance Date together with Preferred Stock issued as payment in kind dividends on such Preferred Stock and any shares of Preferred Stock issued as payment in kind dividends thereon, such dividends made pursuant to the terms of the certificate of designation or the certificate of incorporation, as the case may be, for such Preferred Stock as in effect on the Issuance Date.

          "Mandatory Redemption Date" has the meaning specified in Section 6(b) hereof.

          "Notes" means the 11% Senior Subordinated Notes due 2007 of the Company, issuable pursuant to the Notes Indenture.

          "Notes Indenture" means the Indenture dated as of December 29, 1997 among the Company, the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee, relating to the Notes.

          "Note Guarantee" means any guarantee of the obligations of the Company under the Notes Indenture and the Notes by the Subsidiary Guarantors in accordance with the provisions of the Notes Indenture.

          "Officers' Certificate" means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Transfer Agent.

          "Opinion of Counsel" means a written opinion of legal counsel, which and who may be counsel for the Company, including an employee of the Company, and who shall be reasonably acceptable to the Transfer Agent.

          "Parity Securities" has the meaning specified in Section 8 hereof.

          "Permitted Holders" means, as of the date of determination, Madison Dearborn Capital Partners II, L.P. and its Affiliates.

          "Permitted Indebtedness" means any of the following:

          (a) (i) Indebtedness of the Company under the Senior Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $110 million less the amount of any permanent reductions made by the Company in respect of any term loans under the Senior Credit Agreement and (B) with respect to revolving borrowings, the greater of (1) $115 million and (2) 60% of the Eligible Inventory (as defined in the Senior Credit Agreement on the Issuance Date) of the Company and the Restricted Subsidiaries and (ii) any guarantee by a Subsidiary Debenture Guarantor of Indebtedness incurred under this clause (a);

          (b) Indebtedness of the Company pursuant to the Notes or of any Restricted Subsidiary pursuant to a Note Guarantee;

          (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Exchange Indenture and listed on a schedule thereto;

          (d) Indebtedness of the Company owing to any wholly owned Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is subordinated in right of payment from and after such time as the Exchange Debentures shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under such Exchange Debentures; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (d);

          (e) Indebtedness of a Restricted Subsidiary owing to the Company or to another wholly owned Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the Debenture Guarantee of such Subsidiary Debenture Guarantor; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause
      (e);

          (f) guarantees of any Restricted Subsidiary made in accordance with the provisions of Section 1015, "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries," of the Notes Indenture;

          (g) obligations of the Company or any Subsidiary Debenture Guarantor entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by the Company or any of its Restricted Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency;

          (h) Indebtedness of the Company or any Subsidiary Debenture Guarantor in respect of Purchase Money Obligations and Capitalized Lease Obligations of the Company or any Subsidiary Debenture Guarantor in an aggregate amount which does not exceed $15,000,000 at any one time outstanding;

          (i) Indebtedness of the Company or any Subsidiary Debenture Guarantor consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (j) Indebtedness of the Company or any Subsidiary Debenture Guarantor represented by (x) letters of credit for the account of the Company or any Restricted Subsidiary or (y) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

          (k) Acquired Indebtedness of any Restricted Subsidiary that is organized outside of the United States of America in an aggregate amount which, together with any Indebtedness permitted to be incurred pursuant to this clause (k) and refinanced pursuant to clause (p) below, does not exceed $10,000,000 at any one time outstanding;

          (l) Indebtedness of the Company owing to Jerry M. Smith under a note issued pursuant to a written agreement between the Company and Jerry M. Smith as in effect on the Issuance Date, in consideration for the repurchase of Common Stock of the Company owned by Jerry M. Smith at his retirement, in an aggregate amount not to exceed $15,000,000 outstanding at any time;

          (m) Preferred Stock issued as payment in kind dividends on Preferred Stock outstanding on the Issuance Date and any shares of Preferred Stock issued as payment in kind dividends thereon, such dividends made pursuant to the terms of the certificate of designation or the certificate of incorporation, as the case may be, for such Preferred Stock as in effect on the Issuance Date;

          (n) Indebtedness of the Company or a Subsidiary Debenture Guarantor incurred in connection with the Company's Headquarters Facility or the purchase or construction of a new headquarters facility, in each case, as permitted under the Senior Credit Agreement as in effect on the Issuance Date;

          (o) Indebtedness of the Company or any Subsidiary Debenture Guarantor not otherwise permitted by the foregoing clauses (a) through (n) in an aggregate principal amount not in excess of $20,000,000 at any one time outstanding; and

          (p) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness, referred to in clauses (b), (c) and (k) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) such new Indebtedness has an Average Life longer than the Average Life of the Senior Exchangeable Preferred Stock and a final Stated Maturity later than the Mandatory Redemption Date and (iii) Indebtedness of the Company or a Subsidiary Debenture Guarantor may only be refinanced with Indebtedness of the Company or a Subsidiary Debenture Guarantor and Indebtedness of a Restricted Subsidiary may only be refinanced with Indebtedness of a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary that is not a Subsidiary Debenture Guarantor may only be refinanced with Indebtedness of such Restricted Subsidiary.

          "Permitted Investments" means any of the following:

          (a)  Investments in Cash Equivalents;

          (b) Investments in the Company or any wholly owned Restricted Subsidiary;

          (c)  intercompany Indebtedness to the extent permitted under clause
      (d) or (e) of the definition of "Permitted Indebtedness;"

          (d) Investments in an amount not to exceed $10,000,000 at any one time outstanding;

          (e) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a wholly owned Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly owned Restricted Subsidiary;

          (f) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under Section 1014 of the Notes Indenture;

          (g) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent they would constitute Investments in Affiliates; or

          (h) Investments in the form of the sale (on a "true-sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issuance Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

          "Preferred Stock Exchange Offer" means an offer by the Company to exchange the Series A Senior Preferred Stock for the Series B Senior Preferred Stock pursuant to an effective registration statement.

          "Preferred Stock Shelf Registration Statement" means a shelf registration statement which becomes effective and covers resales of the Series A Senior Preferred Stock.

          "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

          "Purchase Money Obligations" means, with respect to any Person, obligations, other than Capitalized Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person within 90 days of such purchase, provided that the amount of any Purchase Money Obligation shall not exceed the purchase price of the property purchased.

          "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

          "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Exchange Debentures or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

          "Redemption Date" has the meaning specified in Section 6(a)(i) hereof.

          "Redemption Notice" has the meaning specified in Section 6(c)(i) hereof.

          "Redemption Price" means the price at which the Senior Exchangeable Preferred Stock may be redeemed.

          "Restricted Payment" has the meaning specified in Section 8(b) hereof.

          "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

          "Senior Credit Agreement" means the credit agreement dated as of December 29, 1997 among the Company, the Subsidiary Debenture Guarantors, the several lenders parties thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as arranger and syndication agent, and Fleet National Bank, as administrative agent, as such agreement may be amended, renewed, extended, substituted, restated, refinanced, restructured, supplemented, increased or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, restatements, refinancings, restructurings, supplements or other modifications of the foregoing); provided that, with respect to any agreement providing for the refinancing of Indebtedness under the Senior Credit Agreement, such agreement shall be the Senior Credit Agreement under the Exchange Indenture only if a notice to that effect is delivered by the Company to the Transfer Agent and there shall be at any time only one instrument that is the Senior Credit Agreement under this Certificate of Designation.

          "Senior Exchangeable Preferred Stock" has the meaning set forth in
Section 1 hereof.

          "Senior Securities" has the meaning specified in Section 7 hereof.

          "Series A Senior Preferred Stock" has the meaning set forth in
Section 1 hereof.

          "Series B Preferred" means the Series B-1 Cumulative Junior Redeemable Preferred Stock of the Company, par value $.01 per share and the Series B-2 Cumulative Junior Perpetual Preferred Stock of the Company, par value $.01 per share, in each case authorized pursuant to the Certificate of Incorporation.

          "Series B Senior Preferred Stock" has the meaning set forth in
Section 1 hereof.

          "Stated Maturity" means, when used with respect to any Exchange Debenture or any installment of interest thereon, the date specified in such Exchange Debenture as the fixed date on which the principal of such Exchange Debenture or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

          "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

          "Subsidiary Debenture Guarantor" means each of TMI Holdings Inc., a Delaware corporation, Tuesday Morning Inc., a Texas corporation, Friday Morning, Inc., a Texas corporation, and TMIL Corporation, a Delaware corporation, and any Restricted Subsidiary that would be required to incur a Debenture Guarantee under the Exchange Indenture; provided that, if such Person would be released and discharged from its Debenture Guarantee in accordance with the Exchange Indenture, such Person shall cease to be a Subsidiary Debenture Guarantor.

          "Subsidiary Guarantor" means each of TMI Holdings Inc., a Delaware corporation, Tuesday Morning Inc., a Texas corporation, Friday Morning, Inc., a Texas corporation, and TMIL Corporation, a Delaware corporation, and any Restricted Subsidiary that incurs a Notes Guarantee under the Notes Indenture; provided that, upon the release and discharge of any Person from its Notes Guarantee in accordance with the Notes Indenture, such Person shall cease to be a Subsidiary Guarantor.

          "Transfer Agent" means United States Trust Company of New York or any successor transfer agent.

          "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force on the date on which this Certificate of Designation was filed.

          "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary; provided, however, that in no event shall any Subsidiary Debenture Guarantor be an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as
(i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 1019 "Limitation on Unrestricted Subsidiaries," of the Exchange Indenture, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, and (v) neither the Company nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Transfer Agent by filing a Board Resolution with the Transfer Agent giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Voting Rights Triggering Event under this Certificate of Designation and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 8(a) of this Certificate of Designation.

          "Voting Rights Triggering Event" has the meaning set forth above in
Section 5(b) hereof.

          "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

          IN WITNESS WHEREOF, the Company has caused the Certificate of Designation to be duly executed in its corporate name on this 29th day of December, 1997.


                               TUESDAY MORNING CORPORATION

                               By:_____________________________________________
                                  Name:  Jerry M. Smith
                                  Title: Chief Executive Officer and
                                         President


                               By:_____________________________________________
                                  Name:  Mark E. Jarvis
                                  Title: Senior Vice President, Chief Financial
                                         Officer and Secretary



          This instrument was acknowledged before me on December 29, 1997 by Mark E. Jarvis, as Secretary of Tuesday Morning Corporation.



                               _______________________________________________

                               Notary Public

(Seal, if any)

                                   EXHIBIT A
                                   ---------

                           Form of Certificate as to
                        Completion of Distribution and
                       Termination of Restricted Period
                       --------------------------------



                                                                          [Date]


United States Trust Company of New York
114 West 47th Street
New York, NY  10036-1532

Attention:  Corporate Trust Administration

          Re:  Tuesday Morning Corporation (the "Company") 13 1/4%
               Series A Senior Exchangeable Preferred Stock
               (the "Series A Senior Preferred Stock") and 13 1/4% Series B Senior Exchangeable Preferred Stock (the "Series B Senior
               ----------------------------------------------------------
               Preferred Stock")
               -----------------

Ladies and Gentlemen:

          This letter relates to [insert number of shares] shares of Series A Senior Preferred Stock represented by the attached Certificate (the "Legended Certificate") which bears a legend outlining restrictions upon transfer of such Legended Certificate. Pursuant to Section 11(d) of the Certificate of Designation (the "Certificate of Designation") filed with the Secretary of State of the State of Delaware on December 29, 1997 relating to the Series A Senior Preferred Stock and the Series B Senior Preferred Stock, we hereby certify that we are a person outside the United States to whom the Series A Senior Preferred Stock could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to exchange the shares of Series A Senior Preferred Stock represented by the Legended Certificate for a like number of shares of Series A Senior Preferred Stock, which shall be represented by the attached Certificate (the "Unlegended Certificate"), which does not bear a legend outlining restrictions upon the transfer of such Unlegended Certificate, all in the manner provided for in the Certificate of Designation.

          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

                                        Very truly yours,

                                        [Signature of Holder]

                                   EXHIBIT B
                                   ---------

                           Form of Certificate to Be
                         Delivered in Connection with
                   Transfers to Non-QIB Accredited Investors
                   -----------------------------------------



                                                                          [Date]



United States Trust Company of New York
114 West 47th Street
New York, NY  10036-1532

Attention:  Corporate Trust Administration

          Re: Tuesday Morning Corporation (the "Company") 13 1/4% Series A Senior Exchangeable Preferred Stock (the "Securities")
               ------------------------------------------------------------

Ladies and Gentlemen:

          In connection with our proposed purchase of [insert number of shares] shares of the Securities, we confirm that:

          1. The undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Securities, except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the "Securities Act").

          2. We understand that the offer and sale of the Securities have not been registered under the Securities Act, and that the Securities my not be offered at sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any Securities, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a "qualified institutional buyer" (as defined therein), (C) to an institutional "accredited investor" (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if requested by the Company, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Securities from us a notice advising such purchaser that resales of the Securities are restricted as stated herein.

          3. We understand that, on any proposed resale of any Securities or Conversion Shares, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Securities purchased by us will bear a legend to the effect set out in paragraph 2.

          4. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable at evaluating the merits and risks of our investment in the Securities and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

          5. We are acquiring the Securities purchased by us for our own account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

                                              Very truly yours,

                                              [Signature of Holder]

                                   EXHIBIT C
                                   ---------

                           Form of Certificate to Be
                         Delivered in Connection with
                      Transfers Pursuant to Regulation S
                      ----------------------------------



                                                                          [Date]



United States Trust Company of New York
114 West 47th Street
New York, NY  10036-1532

Attention:  Corporate Trust Administration

          Re: Tuesday Morning Corporation (the "Company") 13 1/4% Series A Senior Exchangeable Preferred Stock (the "Securities")
               ------------------------------------------------------------

Ladies and Gentlemen

          In connection with our proposed sale of [insert number of shares] shares of the Securities, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended, and, accordingly, we represent that:

          (1) the offer of the Securities was not made to a person in the United States;

          (2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

          (3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

          (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act of 1933.

     In addition, if the sale is made during a restricted period and the provisions of Rule 903(c)(2) or (3) or Rule 904(c)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(c)(2) or (3) or Rule 904(c)(1), as the case may be.

          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

                                             Very truly yours,

                                             [Signature of Holder]